UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number:   0-23438

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                              12000 West Park Place
                           Milwaukee, Wisconsin 53224
                                 (414) 359-9800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                             Common Stock Warrants/1
            (Title of each class of securities covered by this Form)

                                      None

       (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [x]        Rule 12h-3(b)(1)(i)    [x]
        Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                         Rule 15d-6             [ ]


         Approximate number of holders of record as of
the certification or notice date:                        Common Stock Warrants 0
                                                         Common Stock 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   December 28, 1999                   By: /s/ Thomas G. Hickinbotham
                                               -------------------------------
                                               Name: Thomas G. Hickinbotham
                                               Title: Chief Financial Officer

--------
1/As of December 27, 1999, each Common Stock Warrant is no longer a security under applicable law, as each such Common Stock Warrant no longer represents a right to receive common stock of, or any other security of, Effective Management Systems, Inc.